Independent Auditors' Consent

The Board of Directors
Manchester Technologies, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-71255) on Form S-8 of Manchester Technologies, Inc. of our report dated September 21, 2001, relating to the consolidated balance sheets of Manchester Technologies, Inc. and subsidiaries as of July 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 2001, which report appears in the July 31, 2001 annual report on Form 10-K of Manchester Technologies, Inc.

                                   s/ KPMG LLP

Melville, New York
October 26, 2001